Exhibit 99(a)

Press Release

Action Products Achieves Record-Breaking First Quarter With 27% Sales Increase

Wednesday April 7, 9:59 am ET

ORLANDO, Fla., April 7 /PRNewswire-FirstCall/ — Action Products International, Inc. (Nasdaq: APII - News), a leading toy designer and manufacturer of educational and positive, non-violent branded toys for pre-school children through pre-teens, today announced that the Company achieved record first quarter sales of $1,762,800 compared to $1,385,100 in the first quarter last year.

Although the Company had originally forecasted a 5% comparative sales increase over the same period in 2003, the strength of re-orders in all channels helped facilitate this large increase, and resulted in Action Products achieving a notable 27% sales gain for the quarter. The significance of this is that last year, first quarter sales were down about 1%, yet Action Products posted a 27% gain for the overall year. The Company expects to formally announce its first quarter results before the end of April.

Additionally, the Company reported that its significant sales growth has extended into April with booked sales on April 2 already exceeding total sales realized for the entire month of April in 2003. “After achieving a 28% increase and record sales in 2003, it is encouraging to see the momentum continue into the first three months of 2004,” stated Bill Bordegon, Vice President Marketing & Sales. “Our continued success in the first quarter is attributed to sales increases in literally every key channel. Specifically, U.S.-based independent specialty toy store sales rose 65%; the museum/zoo/aquarium/attractions sales increased over 40%; airport gift shop sales shot up 185%; and Canadian independent specialty toy stores increased well over 500%.”

Action Products’ focused specialty vision and aggressive growth strategy is based on four key initiatives: broad and diversified specialty distribution, new products, increased trade and consumer awareness, and acquisitions. JAY JAY THE JET PLANE Wooden Adventure System(TM) continued to be the Company’s best-selling brand, followed closely by the popular I DIG® and Space Voyagers® lines.

In other news, the Company announced that it has relocated to new, expanded corporate headquarters. The new Action Products headquarters occupies 6,000 square-feet and is located at 1101 North Keller Road in Orlando, Florida. Despite the doubling of its office space, the Company noted that it dropped its monthly lease obligation by 40%.

ABOUT ACTION PRODUCTS INTERNATIONAL, INC.

Action Products is a leading designer and manufacturer of educational and positive branded toys emphasizing fun, quality brands including JAY JAY THE JET PLANE Wooden Adventure System(TM), I DIG Dinosaurs® and I DIG Treasures® excavation activity kits, Space Voyagers® (“The most authentic Space Toys on Earth”), Wild Climbers(TM) and Climb@Tron(TM) window-climbing animals and robots, Play and Store(TM) themed playsets, Kidz Workshop(TM) wooden projects, and Drop Zone Extreme(TM) parachute toys. Its products are marketed and sold worldwide to specialty retailers, museums, toy stores, theme parks, attractions, zoos, catalog companies, Internet retailers and educational markets. For more information on Action Products’ toys, email marketing@apii.com or visit the Company’s web site at www.apii.com.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights and the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

ACTION PRODUCTS INTERNATIONAL, INC.

Raymond Oliver, Vice President, Investor Relations, 407-481-8007 Ext. 716

Or

ELITE FINANCIAL COMMUNICATIONS GROUP, LLC

Andrea Strittmatter, 407-585-1080 or via email at apii@efcg.net